Exhibit 2.1

EXECUTION VERSION
Option Agreement dated 8 December 2013

Parties	Pathfinder Onshore Energy Pty Ltd ACN 161 624 335
of Level 2, 41-47 Colin Street, West Perth, WA 6005, Australia
Email: m.fowler@pfenergy.com.au
(“Pathfinder”)

Shale Hunter, LLC
of 777 Post Oak Blvd, Suite 650,  Houston, Texas 77056
Facsimile: 832-369-6992
Email: kferguson@magnumhunterresources.com
(“Shale Hunter”)

Magnum Hunter Resources Corporation
of 777 Post Oak Blvd, Suite 650,  Houston, Texas 77056
Facsimile: 832-369-6992
Email: kferguson@magnumhunterresources.com
(“MHR”)

Magnum Hunter Production, Inc.
of 777 Post Oak Blvd, Suite 650,  Houston, Texas 77056
Facsimile: 859-263-4228
Email: jdenny@magnumhunterresources.com
(“MHP”)

Energy Hunter Partners 2012-A Drilling & Production Fund, Ltd.
of 777 Post Oak Blvd, Suite 650,  Houston, Texas 77056
Facsimile: 859-263-4228
Email: jdenny@magnumhunterresources.com
(“EHP”)

Introduction

A
Shale Hunter has agreed to grant Pathfinder the Call Option which entitles Pathfinder or Designee (as the case may be) to purchase the Assets on the terms and conditions set out in this Option Agreement.

B	Pathfinder has agreed to pay the Option Fee in consideration for the grant of the Call Option.

It is agreed

1	Definitions and interpretation

1.1	Definitions

In this Option Agreement, the following words have these meanings unless the contrary intention appears:

(1)	Assets has the meaning given in the Purchase Agreement;

(2)	Business Day means a day that is not a Saturday, Sunday or any other day which is a public holiday or a bank holiday in Houston, Texas or Perth, Australia;

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(3)	Call Option means the option granted under clause 3.1;

(4)	Cash Consideration means USD$15,000,000;

(5)	Consideration means the Cash Consideration and the Non-Cash Portion of the Purchase Price;

(6)
Designee means a wholly-owned U.S. subsidiary of Nominee designated by Pathfinder in a written notice delivered to Shale Hunter not less than five (5) days prior to exercising the Call Option, whose name does not include either “Magnum” or “Hunter” or any derivative thereof;

(7)	Due Diligence Investigation means the due diligence investigations of Pathfinder in relation to the Assets and the title and rights of Seller to the Assets as set forth in clause 2.1;

(8)	Expiry Date means 21 January 2014;

(9)	Nominee means New Standard Energy Limited ACN 119 323 385;

(10)	Non-Cash Portion of the Purchase Price has the meaning given in the Purchase Agreement;

(11)	Option Agreement means this document, including each schedule or annexure to it;

(12)	Option Fee means USD$75,000;

(13)
Purchase Agreement means the purchase and sale agreement attached hereto as Annexure A, with all blanks completed as indicated therein and all square brackets and notes to draft set forth therein deleted at the time the Call Option is exercised, pursuant to which, if Pathfinder exercises the Call Option hereunder, Seller will sell, and Pathfinder or Designee (as the case may be) will purchase, the Assets for the Consideration;

(14)	Records has the meaning given in the Purchase Agreement; and

(15)	Seller means, collectively, Shale Hunter, MHP, MHR and EHP.

1.2	Interpretation

In this Option Agreement, unless the contrary intention appears:

(1)	Reference to:

(a)	one gender includes the others;

(b)	with respect to the definition of the terms herein, the singular includes the plural and the plural includes the singular;

(c)	capitalised words not defined in this Option Agreement have the same meaning in the Purchase Agreement;

(d)	any contract (including this Option Agreement) or other instrument includes any variation or replacement of it;

(e)	a person includes an individual, a firm, a body corporate, an unincorporated association or an authority;

(f)	unless otherwise noted, time is a reference to Perth, Australia time;

(g)	the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation;”

(h)	“USD$” is to United States currency and “AUD$” is to Australian currency; and

(2)
If an act must be done on a specified day which is not a Business Day in the place where the act is to be done, the act must be done instead on the next Business Day in the place where the act is to be done.

(3)
A provision of this Option Agreement must not be construed to the disadvantage of a party merely because that party was responsible for the preparation of the Option Agreement or the inclusion of the provision in the Option Agreement.

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2	Due Diligence Investigation

2.1	Promptly upon execution of this Option Agreement, Seller shall provide Pathfinder and Pathfinder’s authorized representatives:

(1)
any information in the possession or control of Seller that Pathfinder or its authorized representatives reasonably request in relation to the Assets; provided, however, Seller shall have no obligation to provide Pathfinder or its authorized representatives (a) any information that Seller reasonably believes cannot be lawfully provided to Pathfinder or its authorized representatives because of third-party restrictions or (b) any information that constitutes privileged legal files and records; federal or state income, franchise, or margin tax files and records; employee files, reserve evaluation information or economic projections (other than reserve evaluation or economic projection materials and files previously made available to Pathfinder or its authorized representatives); competing bids; proprietary data, information and data under contractual restrictions on assignment; or privileged information, intellectual property or seismic, geophysical or other similar technical information;

(2)
reasonable physical access, at Pathfinder’s sole risk, cost and expense, to the Assets to allow Pathfinder to conduct on-site Phase I environmental site assessments of the Assets, to the extent Shale Hunter has the right to grant such access for such purpose and the operator of the Assets consents thereto; and

(3)
reasonable access to the Records, to the extent the same are in Shale Hunter’s or its representatives’ possession; provided, however, Shale Hunter shall have no obligation to provide Pathfinder or its authorized representatives access to any interpretative or predictive data or information which Shale Hunter believes in good faith cannot be lawfully provided to Pathfinder or its authorized representatives because of third-party restrictions (to the extent any such data or information is proprietary or subject to third-party restrictions, Shale Hunter will, as soon as practicable, use commercially reasonable efforts to obtain any consents necessary to allow Pathfinder and its authorized representatives to review such data or information).

2.2
If, prior to the first to occur of the exercise or expiry of the Option, Seller has actual knowledge (as defined in the Purchase Agreement) of any Casualty Defect, then Shale Hunter must notify Pathfinder of such Casualty Defect immediately.

2.3
In connection with any on-site inspections, Pathfinder agrees to not (and shall cause its authorized representatives not to) unreasonably interfere with the normal operation of the Assets and further agrees that under no circumstances shall it or its authorized representatives perform any invasive tests of any nature on the Assets without the express written consent of Shale Hunter and, if Shale Hunter does not operate the particular Assets, the operator of such Assets.  If Shale Hunter grants such consent with respect to an Asset that it does not operate, Shale Hunter agrees to use commercially reasonable efforts to obtain any such written consent, but without obligation to incur any costs or expenses in connection therewith; provided, however, that if the operator of such Asset requires any payment as a condition to granting such consent, then Shale Hunter shall notify Pathfinder of such condition and Pathfinder may elect to make such payment in order to obtain such consent.

2.4
IN CONNECTION WITH GRANTING SUCH ONSITE ACCESS TO THE ASSETS, AND EXCEPT TO THE EXTENT THAT SUCH CLAIMS ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER AND EACH OF ITS RESPECTIVE AFFILIATES AND THE OFFICERS, DIRECTORS, MEMBERS, MANAGERS, SHAREHOLDERS, EMPLOYEES, REPRESENTATIVES, CO-OWNERS, CONTRACTORS, SUBCONTRACTORS, OR AGENTS OF ANY OF THE FOREGOING (COLLECTIVELY, THE “SHALE HUNTER GROUP”), PATHFINDER WAIVES AND RELEASES ALL CLAIMS AGAINST SHALE HUNTER GROUP, ITS AFFILIATES AND ALL SUCCESSORS, HEIRS, AND ASSIGNS OF THE SHALE HUNTER GROUP FOR INJURY TO, OR DEATH OF, PERSONS, OR DAMAGE TO PROPERTY, INCURRED OR DIRECTLY CAUSED BY PATHFINDER OR ITS REPRESENTATIVES IN CONNECTION WITH THE PERFORMANCE OF THIS DILIGENCE AND PATHFINDER AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE SHALE HUNTER GROUP FROM AND AGAINST ALL SUCH CLAIMS  REGARDLESS OF WHETHER ANY OF SUCH CLAIMS MAY BE ATTRIBUTABLE, IN WHOLE OR IN PART, TO THE STRICT LIABILITY OR NEGLIGENCE OF ANY MEMBER OF THE SHALE HUNTER GROUP (OTHER THAN TO THE EXTENT THAT ANY SUCH CLAIMS RESULT FROM THE SHALE HUNTER GROUP’S OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

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2.5
EXCEPT AS OTHERWISE SET FORTH IN THIS OPTION AGREEMENT OR THE PURCHASE AGREEMENT, SELLER HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND PATHFINDER, HEREBY WAIVES AND ACKNOWLEDGES THAT THE SHALE HUNTER GROUP HAS NOT MADE, ANY WARRANTY, REPRESENTATION OR COVENANT, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OR MATERIALITY OF ANY FILES, RECORDS, DATA, INFORMATION, OR MATERIALS (WRITTEN OR ORAL) HERETOFORE OR HEREAFTER FURNISHED TO PATHFINDER IN CONNECTION WITH THE ASSETS, OR AS TO THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS OR THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS.  ANY AND ALL SUCH FILES, RECORDS, DATA, INFORMATION, AND OTHER MATERIALS FURNISHED BY OR ON BEHALF OF SELLER, WHETHER MADE AVAILABLE PURSUANT TO CLAUSE 2.1 OR OTHERWISE, ARE PROVIDED TO PATHFINDER AND ITS AUTHORIZED REPRESENTATIVES AS A CONVENIENCE AND ACCOMMODATION, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT THE SOLE RISK OF PATHFINDER AND ITS AUTHORIZED REPRESENTATIVES.

3	Call option

3.1
Each Seller grants Pathfinder an irrevocable option to enable Pathfinder or Designee (as the case may be) to purchase all (but not less than all) the Assets such Seller owns or holds on and subject to the terms of this Option Agreement; provided, however, the Call Option may only be exercised in full for all the Assets and not in part.

4	Option fee

4.1	The consideration for the grant of the Call Option is the Option Fee.

4.2
Concurrently with the execution of this Option Agreement, Pathfinder has paid the Option Fee to Shale Hunter in accordance with clause 7.1; provided, however, that if Pathfinder executes this Option Agreement on a day that is not a Business Day, then, unless the Option Fee is received by Shale Hunter on or before 5:00 pm Houston, Texas time on the first Business Day after the date Pathfinder executes this Option Agreement, this Option Agreement shall be void and of no force and effect as of such time.  Notwithstanding anything to the contrary contained in this Option Agreement, Pathfinder may not exercise the Call Option unless the Option Fee is received by Shale Hunter.

4.3
The Option Fee is not refundable, regardless of whether the Call Option is exercised, and, if the Call Option is exercised, USD$74,900 of the Option Fee shall be applied or credited toward the Non-Peeler Ranch Cash Consideration to be paid by the Buyer named in the Purchase Agreement at Closing.  The parties hereto acknowledge and agree that USD$100 of the Option Fee (a) is not refundable and shall not be applied or credited toward the Purchase Price and (b) is full and adequate consideration for the execution, delivery and performance of this Option Agreement.

5	Exercise of option

5.1	Pathfinder may exercise the Call Option at any time before its expiry under clause 6 by:

(1)	giving Shale Hunter written notice of such exercise (“Call Option Notice”);

(2)	delivering Shale Hunter the Purchase Agreement executed by a duly authorized officer of Pathfinder or Designee (as the case may be) and Nominee; and

(3)	paying the Deposit to Seller as contemplated under Section 3.2 of the Purchase Agreement.

5.2
To the extent Shale Hunter receives (1) the Call Option Notice, (2) the Purchase Agreement executed by a duly authorized officer of Pathfinder or Designee (as the case may be) and Nominee, and (3) the Deposit, in each case before 5 pm Perth time on the Expiry Date, a duly authorized officer of each Seller shall promptly execute the same and Shale Hunter shall deliver a fully-executed copy thereof to Pathfinder and Nominee.

5.3
Pathfinder agrees that, with respect to the representations and warranties of Seller contained in the Purchase Agreement, each Seller shall have the continuing right until the Call Option is exercised by Pathfinder in accordance with clause 5.1 to add, supplement or amend all schedules to its representations and warranties set forth in the Purchase Agreement by giving notice to Pathfinder and Nominee of such additions, supplements or amendments.

6	Expiry of option

6.1	The Call Option expires at 5 pm Perth time on the Expiry Date.

6.2	If

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(1)	Shale Hunter fails to receive the Call Option Notice;

(2)	Shale Hunter fails to receive the Purchase Agreement executed by a duly authorized officer of Pathfinder or Designee (as the case may be) and Nominee; or

(3)	Seller fails to receive the Deposit to the bank account designated in clause 7.1(1),

before 5 pm Perth time on the Expiry Date, then this Option Agreement shall terminate at 5 pm Perth time on the Expiry Date.

7	Payments

7.1	All payments in connection with this Option Agreement must be made in USD$:

(1)
by way of direct transfer of immediately available funds by no later than 5 pm (Perth time) on the due date for payment to Amegy Bank of Texas, in Houston, Texas, ABA No. 113011258 for the account of Magnum Hunter Resources Corporation, Account No. 0003931617; or

(2)	in such other form of immediately available funds or cleared funds as may be agreed in writing between Pathfinder and Shale Hunter.

8	Undertakings

8.1
From the date of this Option Agreement until the Expiry Date or, if the Call Option is exercised under clause 5.1, the date that title to the Assets is transferred to Pathfinder or Designee (as the case may be) each Seller shall, with respect to the Assets it owns or holds, unless Pathfinder otherwise agrees (which agreement shall not be unreasonably withheld, conditioned or delayed):

(1)	carry on its business concerning such Assets in the ordinary course, consistent with past practices;

(2)
to the extent such Seller is the operator of such Assets, use commercially reasonable efforts to cause such Assets to be maintained in accordance with the terms and conditions of the applicable contract (except where any such Asset terminates pursuant to its existing terms or where a reasonably prudent operator would not maintain the same), and

(3)	not dispose of, agree to dispose of, assign, agree to assign, encumber or grant any option over such Assets or any interest in any such Asset, other than

(a)	the sale of hydrocarbons in the ordinary course of business;

(b)	the sale or other disposition of obsolete, destroyed or unusable machinery and equipment in the ordinary course of business;

(c)	liens for taxes that are not yet due and owing; or

(d)	outstanding mortgages placed by such Seller upon such Assets (which will be released if and when the transactions contemplated under the Purchase Agreement are consummated).

Notwithstanding anything to the contrary contained in this clause 8.1, Seller shall be permitted, at its sole election, to prosecute and perform those activities relating to the matters set forth on Annexure B.

8.2
Before Pathfinder  exercises the Call Option under clause 5.1, Pathfinder must use reasonable endeavours to procure that Nominee obtains all regulatory approvals necessary for Nominee to issue the Non-Cash Portion of the Purchase Price to MHR in accordance with the Purchase Agreement.

9	Confidentiality

9.1
Each party acknowledges that information disclosed to it by the other party under this Option Agreement shall be held confidential pursuant to the terms and conditions of that certain Confidentiality Agreement dated September 14, 2013, by and between Magnum Hunter Resources Corporation and Pathfinder Energy Pty Ltd., and Shale Hunter, MHP and EHP agree to abide by those terms as if it were a party to that agreement in the position of MHR.  No party to this Option Agreement may make a press release or public communication concerning the transactions contemplated under this Option Agreement without each of the other party’s prior written consent (which consent shall not be unreasonably withheld or delayed); provided, however, that MHR may include this Option Agreement and disclose the transactions contemplated hereunder in any report filed with the Securities and Exchange Commission of the United States.

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10	Time of the essence

10.1	Time is of the essence of this Option Agreement.

11	Further assurance

11.1
Each party must at its own cost from time to time do all things (including executing or producing documents, getting documents executed or produced by others and obtaining consents) necessary or desirable to give full effect to this Option Agreement (including the transactions contemplated by this Option Agreement).

12	Effect of this Option Agreement

12.1	This Option Agreement is intended to be legally binding and to give effect to the terms and conditions set out in this Option Agreement, in particular the grant of the Call Option.

13	Entire understanding

13.1	This Option Agreement and the confidentiality agreement referenced in clause 9.1:

(1)	contain the entire agreement and understanding between the parties on everything connected with the subject matter of this Option Agreement; and

(2)	supersede any prior agreement or understanding on anything connected with that subject matter.

14	Variation

14.1	An amendment or variation to this Option Agreement is not effective unless it is in writing and signed by the parties.

15	Assignment or Novation

15.1
No party hereto may assign or novate all or any of its rights, obligations or interests under this Option Agreement without the prior written consent of the other party or parties hereto (as the case may be) and any assignment or novation of any rights, obligations or interests in this Option Agreement made without such consent shall be void and of no force and effect.

16	Rights, powers and remedies

16.1	A party’s failure or delay to exercise a right, power or remedy does not operate as a waiver of that right, power or remedy.

16.2	The exercise of a right, power or remedy does not preclude either its exercise in the future or the exercise of any other right, power or remedy.

16.3	Waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

17	Costs

17.1	Each party must pay its own costs in connection with the negotiation, preparation and execution of this Option Agreement.

17.2
Pathfinder must pay all stamp duty (including all fines, penalties and interest) and other government imposts payable on or in connection with this Option Agreement and any transaction contemplated by this Option Agreement, and all instruments of transfer and other documents or instruments executed under or in connection with this Option Agreement or any transaction contemplated by this Option Agreement, when due.

18	Notices

18.1	A notice or other communication connected with this Option Agreement (“Notice”) has no legal effect unless it is in writing.

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18.2	In addition to any other method of service provided by law, the Notice may be:

(1)	sent by an internationally recognized overseas delivery service for delivery within 2 Business Days;

(2)	transmitted via electronic mail to the email address of the recipient set out on page 1 of this Option Agreement; or

(3)	by facsimile transmission.

18.3	Notices take effect from the time when they are received or taken to be received under clause 18.4 (whichever happens first) unless a later time is specified in the Notice.

18.4	If the Notice is sent or delivered in a manner provided by this clause 18, it must be treated as given to and received by the party to which it is addressed:

(1)	if sent by the method of service listed in clause 18.2(1), upon receipt; and

(2)	if sent by facsimile or electronic mail:

(a)	when the sender receives an automated message confirming delivery; or

(b)	12 hours after the time sent (as recorded on the device from which the sender sent the e-mail) unless the sender receives an automated message that the e-mail has not been delivered;

provided, however, that if such transmission is received after 5:00 pm (in the recipient’s time zone) on a Business Day or if received on a day that is not a Business Day (in the recipient’s time zone), such Notice shall take effect on the next succeeding Business Day (in the recipient’s time zone).

18.5	A party may change its address for service or email address by giving Notice of that change to the other party.

18.6
Any Notice to be sent to Pathfinder, Designee and/or NSE shall be sent to the address for Pathfinder set out on page 1 of this Option Agreement with a copy to Phil Thick, Managing Director of NSE, at PThick@newstandard.com.au.

19	Governing law and jurisdiction

19.1	The law of Texas governs this Option Agreement.

19.2
Any claim or cause of action arising from this Option Agreement shall be brought in the State or Federal District Court of Harris County, Texas.  EACH PARTY HERETO CONSENTS TO PERSONAL JURISDICTION IN ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS OPTION AGREEMENT IN ANY COURT, FEDERAL OR STATE, WITHIN HARRIS COUNTY, TEXAS, HAVING SUBJECT MATTER JURISDICTION AND WITH RESPECT TO ANY SUCH CLAIM, EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM, OR ANY OBJECTION THAT SUCH PARTY MAY NOW OR HEREAFTER HAVE, THAT VENUE OR JURISDICTION IS NOT PROPER WITH RESPECT TO ANY SUCH LEGAL ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT IN HARRIS COUNTY, TEXAS, INCLUDING ANY CLAIM THAT SUCH LEGAL ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND ANY CLAIM THAT SUCH PARTY IS NOT SUBJECT TO PERSONAL JURISDICTION OR SERVICE OF PROCESS IN SUCH HARRIS COUNTY, TEXAS FORUM.

19.3	EACH PARTY AGREES THAT IT HEREBY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS OPTION AGREEMENT.

20	Execution by attorney

20.1
Where this Option Agreement is executed by an attorney, that attorney, by executing, declares that it has no notice of revocation, termination or suspension of the power of attorney under which it executes this Option Agreement.

21	Counterparts

21.1	This Option Agreement may be executed in any number of counterparts. Each counterpart is an original but the counterparts together are one and the same agreement.

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21.2	This Option Agreement is binding on the parties on the exchange of counterparts. A copy of a counterpart sent by facsimile or email:

(1)	must be treated as an original counterpart;

(2)	is sufficient evidence of the execution of the original; and

(3)	may be produced in evidence for all purposes in place of the original.

22	Representations and warranties

22.1	Pathfinder represents and warrants to Seller as follows:

(1)
Pathfinder is proprietary company limited by shares duly registered , validly existing and in good standing under the laws of Australia.  The execution and delivery of this Option Agreement by Pathfinder and all obligations contemplated hereby to be performed by Pathfinder have been duly authorized by Pathfinder and no other actions on the part of Pathfinder are required to authorize this Option Agreement and the transactions contemplated hereby.  The execution and delivery of this Option Agreement by Pathfinder do not, and the performance of Pathfinder’s obligations hereunder will not violate, or be in conflict with, any material provision of Pathfinder’s governing documents or any provision of any agreement, instrument, judgment, decree, order, statute, rule or regulation applicable to Pathfinder.  This Option Agreement, and all obligations contemplated hereby to be performed by Pathfinder, constitute legal, valid and binding obligations of Pathfinder, enforceable against Pathfinder in accordance with their respective terms, subject to all applicable bankruptcy and other similar laws of general application with respect to creditors.

(2)
No consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Option Agreement by Pathfinder or for or in connection with the performance of the terms and conditions contemplated hereby by Pathfinder.

22.2	Each Seller represents and warrants to Pathfinder, as to itself, as follows:

(1)
It is an entity duly formed or incorporated (as the case may be) and validly existing and in good standing under the laws of its state of formation or incorporation (as the case may be).  The execution and delivery of this Option Agreement by such entity and all obligations contemplated hereby to be performed by such entity have been duly authorized and no other actions on the part of such entity are required to authorize this Option Agreement and the transactions contemplated hereby.  The execution and delivery of this Option Agreement by such entity do not, and the performance of such entity’s obligations hereunder will not violate, or be in conflict with, any material provision of such entity’s governing documents or any provision of any agreement, instrument, judgment, decree, order, statute, rule or regulation applicable to such entity.  This Option Agreement, and all obligations contemplated hereby to be performed by such entity, constitute legal, valid and binding obligations of such entity, enforceable against such entity in accordance with their respective terms, subject to all applicable bankruptcy and other similar laws of general application with respect to creditors.

(2)
No consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Option Agreement by such entity or for or in connection with the performance of the terms and conditions contemplated hereby by such entity.

[SIGNATURE PAGE FOLLOWS]

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Executed and delivered on the date shown on the first page.

Executed by Pathfinder Onshore Energy Pty Ltd ACN 161 624 335 in accordance with section 127 of the Corporations Act 2001:

/s/ Vincent Rusciano	/s/ Ian Boserio
Director/company secretary	Director

VINCENT RUSCIANO	IAN BOSERIO
Name of director/company secretary (BLOCK LETTERS)	Name of director (BLOCK LETTERS)

Signed, sealed and delivered for and on behalf of Shale Hunter, LLC by its authorised representative in the presence of:

/s/ Paul M. Johnston	/s/ Gary C. Evans
Signature of witness	Signature of authorised representative

PAUL JOHNSTON	GARY C. EVANS
Name of witness (BLOCK LETTERS)	Name of authorised representative (BLOCK LETTERS)

Address of witness: 777 Post Oak Blvd.,
Suite 650, Houston, Texas 77056

Signed, sealed and delivered for and on behalf of Magnum Hunter Resources Corporation by its authorised representative in the presence of:

/s/ Paul M. Johnston	/s/ Gary C. Evans
Signature of witness	Signature of authorised representative

PAUL JOHNSTON	GARY C. EVANS
Name of witness (BLOCK LETTERS)	Name of authorised representative (BLOCK LETTERS)

Address of witness: 777 Post Oak Blvd.,
Suite 650, Houston, Texas 77056

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Signed, sealed and delivered for and on behalf of Magnum Hunter Production, Inc. by its authorised representative in the presence of:

/s/ Paul M. Johnston	/s/ Gary C. Evans
Signature of witness	Signature of authorised representative

PAUL JOHNSTON	GARY C. EVANS
Name of witness (BLOCK LETTERS)	Name of authorised representative (BLOCK LETTERS)

Address of witness: 777 Post Oak Blvd.,
Suite 650, Houston, Texas 77056

Signed, sealed and delivered for and on behalf of Energy Hunter Partners 2012-A Drilling & Production Fund, Ltd. by its general partner, Magnum Hunter Production, Inc., in the presence of:

/s/ Paul M. Johnston	/s/ Gary C. Evans
Signature of witness	Signature of authorised representative

PAUL JOHNSTON	GARY C. EVANS
Name of witness (BLOCK LETTERS)	Name of authorised representative (BLOCK LETTERS)

Address of witness: 777 Post Oak Blvd.,
Suite 650, Houston, Texas 77056

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Annexure A – Purchase Agreement

Annexure B – Permitted Operations

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